Exhibit 99.1

Press Release

April 14, 2010

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE MONTHS ENDED MARCH 31, 2010

LCNB Corp. today announced net income available to common shareholders of $2,212,000 ($0.33 basic and diluted earnings per share) for the three months ended March 31, 2010.  This compares to $1,461,000 ($0.22 basic and diluted earnings per share) for the three months ended March 31, 2009.  The increase in earnings resulted primarily from an increase in net interest income and a decrease in non-interest expense.  In addition, net income available to common shareholders for the 2009 period was reduced by $102,000 of preferred stock dividends and discount accretion.  LCNB did not have these costs during 2010 because the preferred stock was redeemed from the U.S. Department of the Treasury in October 2009.  These positive factors were partially offset by an increase in the provision for loan losses.

LCNB’s loan portfolio continues to benefit from responsible underwriting and lending practices.  Current economic conditions, however, have contributed to an increase in loan delinquencies.  Net charge-offs for the first quarter of 2010 and 2009 totaled $146,000 and $98,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $3,918,000 or 0.85% of total loans at March 31, 2010, compared to $3,864,000 or 0.84% of total loans at December 31, 2009.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets totaled approximately $2,554,000 at March 31, 2010, compared to $2,470,000 at December 31, 2009.

Net interest income for the 2010 period was $552,000 greater than in 2009 primarily due to growth in interest-earning assets and a reduction in general market rates.  Interest income for the first three months of 2010 was $14,000 less than in the comparable period of 2009 primarily due to a 26 basis point (a basis point equals .01%) decrease in the fully tax equivalent average rate received on interest-earning assets.  This was largely offset by a $37.0 million increase in average interest-earning assets.  Interest expense for the first three months of 2010 decreased $566,000 as compared to the same period in 2009 primarily due to a 58 basis point decrease in the average rate paid for interest-bearing liabilities, partially offset by a $51.1 million increase in average interest-bearing liabilities.

The provision for loan losses for the three month periods in 2010 and 2009 was $208,000 and $98,000, respectively. The increase in the provision for loan losses reflects increased loan delinquencies and net charge-offs, and deteriorating economic conditions.

Non-interest income for the first three months of 2010 was $53,000 greater than for the comparable period in 2009 primarily due to increases in insurance agency commissions, check card income, and gains from sales of investment securities, partially offset by a decrease in gains from sales of residential mortgage loans.  Non-interest expense for the 2010 period was $397,000 less than for the 2009 period primarily due to the absence of a $722,000 one-time pension plan related charge recognized in the first quarter 2009.  The remaining $325,000 increase was largely due to a $193,000 increase in FDIC insurance expense and other smaller miscellaneous increases.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.  LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.